Exhibit 99.1

For Immediate Release

Editorial Contact: Daphne Kent

614-726-4787

daphne.kent@quest.com

Investor Contacts: Thomas Patterson

949-754-8336

thomas.patterson@quest.com

Stephen Wideman

949-754-8142

stephen.wideman@quest.com

QUEST SOFTWARE

ANNOUNCES INTENT TO COMMENCE MODIFIED DUTCH AUCTION

TO REPURCHASE 9,656,000 SHARES OF ITS COMMON STOCK

ALISO VIEJO, Calif., Nov. 6, 2008 – Quest Software, Inc. (Nasdaq: QSFT) today announced its intent to commence a modified “Dutch Auction” tender offer for up to 9,656,000 common shares or approximately 9.1% of its common shares outstanding. Quest’s board of directors unanimously approved the tender offer. The purchase price will not be greater than $14.50 or less than $12.50 per share for a maximum aggregate purchase price of approximately $140 million. On November 5, 2008, the closing sale price on the NASDAQ Stock Market for Quest’s common stock was $13.32. The tender offer is expected to commence on or about November 7, 2008 and will remain open for at least 20 business days. Quest intends to fund this share repurchase using its available cash resources and marketable securities. As of September 30, 2008, Quest had approximately $372.4 million in cash, cash equivalents and short-term and long-term marketable securities. The offer will be subject to terms and conditions to be described in an offer to purchase to be filed with the Securities and Exchange Commission on the date the tender offer is commenced.

The repurchase will be made through a modified “Dutch Auction” tender offer in which shareholders will be given the opportunity to sell a portion or all of their shares to Quest and do so without incurring any brokerage fees or commissions.

Under the modified “Dutch Auction” format, Quest will select the lowest price within the stated range that will allow it to buy 9,656,000 shares of its common stock, assuming that a sufficient number of shares is tendered. If the number of shares tendered is greater than the number sought, purchases will be made on a pro rata basis from shareholders tendering at or below the purchase price. The actual purchase price will be determined through an auction mechanism and will be the single lowest price within the offer range at which Quest can purchase up to 9,656,000 shares of common stock. The offer is not conditioned on the receipt of outside financing or upon any minimum number of shares being tendered. Quest’s board of directors and its executive officers do not intend to participate in the tender offer, except for Vincent C. Smith, the Executive Chairman of the Board, who intends to tender 3,000,000 shares at $13.50.

MacKenzie Partners, Inc. will act as the information agent for the tender offer. The depositary will be Computershare Trust Company, N.A. Neither Quest, its board of directors, the information agent nor the depositary is making any recommendation to shareholders as to whether to participate in the tender offer.

Quest Software, Inc., a leading enterprise systems management vendor, delivers innovative products that help organizations get more performance and productivity from their applications, databases, Windows infrastructure and virtual environments. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 100,000 customers worldwide meet higher expectations for enterprise IT. Quest provides customers with client management as well as server and desktop virtualization solutions through its subsidiaries, ScriptLogic and Vizioncore. Quest Software can be found in offices around the globe and at www.quest.com.

Forward-Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements, including statements relating to Quest’s intent to commence the tender offer and the anticipated terms of the offer. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ from those anticipated as a result of various factors, including: the impact of adverse changes in general economic conditions on Quest’s relationships with customers, strategic partners and vendors; reductions or delays in information technology spending; variations in demand or the size and timing of customer orders; competitive conditions in Quest’s various product areas; the risk that changes in economic circumstances, business conditions and Quest’s stock price may make the tender offer no longer advisable on the terms described herein, if at all; uncertainties relating to ongoing litigation and government investigations arising from Quest’s stock option investigation; rapid technological change; risks associated with the development and market acceptance of new products and product strategies; disruptions caused by acquisitions of companies and/or technologies; fluctuating currency exchange rates and risks associated with international operations; the need to attract and retain qualified employees; and other risks inherent in software businesses. For a discussion of these and other related risks, please refer to Quest’s recent SEC filings, including Quest’s annual report on Form 10-K for the year ended December 31, 2007 and quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Quest undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Quest. Quest shareholders are urged to read the relevant tender offer documents when they become available because they will contain important information that shareholders should consider before making any decision regarding tendering their shares. At the time the offer is commenced, Quest will file tender offer materials with the SEC, including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents. The tender offer materials will contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents will be made available to all Quest shareholders at no expense to them. The tender offer materials will be available for free at the SEC’s website at http://www.sec.gov. In addition, Quest shareholders will be able to obtain a free copy of these documents from the information agent for the tender offer by mailing requests for such materials to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or by emailing tenderoffer@mackenziepartners.com or calling (800) 322-2885.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, Quest files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Quest at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Quest’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

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Quest, Quest Software, and the Quest Software logo are registered trademarks of Quest Software, Inc. in the United States of America and other countries. Other trademarks and registered trademarks are property of their respective owners.